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For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

TEREX CORPORATION ANNOUNCES THE DIVESTITURE OF ITS

INTEREST IN TATRA A.S.

WESTPORT, CT, October 3, 2006 -- Terex Corporation (NYSE: TEX) announced today that it has concluded the sale of its entire direct and indirect ownership interest of 80.5% in Tatra a.s. to Blue River s.r.o. for approximately $26.2 million in cash plus the repayment of all inter-company debt owed to Terex by Tatra of approximately $31.6 million. Additionally, Blue River s.r.o. will assume all third part indebtedness of Tatra, which totals approximately $22 million. Terex had previously identified Tatra, a Czech-based manufacturer of heavy duty on and off road trucks, as non-core to Terex’s future operations. The buyer, Blue River s.r.o., is a Czech-based consortium of four international private investors, led by a member of Tatra’s Supervisory Board.

“Terex’s management team regularly evaluates current operations and future opportunities to determine the most appropriate allocation of resources,” commented Ronald M. DeFeo, Terex’s Chairman and Chief Executive Officer. “After detailed analysis, Tatra was identified as non-core and we commenced a process to realize maximum value for our investment in Tatra. Tatra’s employees build terrific products, but our shareholders expect management to focus resources on opportunities that best fit the overall goals of the Company, and Tatra no longer fit with Terex’s strategy.”

Safe Harbor Statement

This press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2005 revenue of approximately $6.4 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

500 Post Road East, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com